FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 12, 2003

CONTACT:
James P. Carroll
Stone & Webster, Incorporated
Stone & Webster Engineers and Constructors, Inc.
45 Milk Street
Boston, Massachusetts 02109
(617) 778-7369

          STONE & WEBSTER FILES AMENDED JOINT PLAN OF REORGANIZATION
               WITH SUPPORT OF TWO LARGEST UNSECURED CREDITORS,
                        UNSECURED CREDITORS' COMMITTEE
                         AND EQUITY HOLDERS' COMMITTEE

         BOSTON, MASSACHUSETTS, AUGUST 12, 2003 - Stone & Webster, Incorporated (OTC: SWBIQ.PK) and Stone & Webster Engineers and Constructors, Inc. announced the filing of their Third Amended Joint Plan of Reorganization today with the United States Bankruptcy Court for the District of Delaware. The Amended Plan, which has the support of Federal Insurance Company and Maine Yankee Atomic Power Company, the companies' two largest unsecured creditors, as well as the Official Committee of Unsecured Creditors and the Official Committee of Equity Holders, provides for the creation of separate consolidated estates for Stone & Webster, Incorporated and certain of its debtor subsidiaries and Stone & Webster Engineers and Constructors, Inc. and certain of its debtor subsidiaries, with each estate to be separately funded and administered. Equity holders as of August 27, 2003 who vote to accept the Amended Plan and tender their shares on ballot forms that are expected to be distributed in early to mid-September may receive an initial distribution of up to $.62 per share in cash, $.50 of which is contingent upon Federal Insurance Company first receiving an initial distribution of $25 million.

         The Amended Plan, which remains subject to confirmation by the Bankruptcy Court and is subject to a number of other conditions, is expected to become effective during the fourth quarter of 2003 or the first quarter of 2004. Interested parties are urged to read the Amended Plan and the related Disclosure Statement, copies of which have been filed with the Bankruptcy Court and will be filed with the Securities and Exchange Commission in the near future. More information is available on the companies' website at www.stonewebinc.com.


Forward-Looking Information

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the companies. Any of the statements or comments made in this release that refer to the projected effectiveness of the Amended Plan, the final terms of such Plan, the projected recovery to be received by certain classes of creditors and similar matters are forward-looking and reflect the companies' current analysis of existing information. The companies caution that a variety of factors could cause actual conditions to differ materially from what is contained in these forward-looking statements. The companies undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this release.

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